Exhibit 10.2

BOTTLE SUPPLY AGREEMENT

This agreement is made this 25 day of November, 2010 by and between Hangzhou Yangcheng Company, Ltd (“Seller”) and Soton Holdings Group, Inc.  (“Buyer”). In consideration of the mutual promises herein contained and intending to be legally bound, both parties agree as follows:

1. REQUIREMENTS

1.1 Sale of Products. Upon the terms and conditions hereinafter set forth, during the terms of this Agreement, Seller agrees to supply and arrange to deliver to Buyer, and Buyer agrees to purchase, accept from Seller and pay for, 100% of its requirements for bottles (collectively, the “Bottles”), of the type, size and specifications set forth on Schedule “A” hereto (the “Specifications”), which may be changed from time to time upon written agreement signed by the Buyer and the Seller.

1.2  Purchase Price. Prices are stated in U.S. dollars (USD). The price to be paid by Buyer for each type of bottle shall be price USD 0.15 per Bottle as set forth in Schedule “B” hereto. The purchase price for each type of Bottle shall remain firm throughout the term of this Agreement unless Seller and Buyer agree otherwise in writing.

2. TERM

2.1 Term. This agreement shall commence on the day of first shipment and shall continue for a period of 6 months, unless extended pursuant to Section 2.02.

2.2 Term Extension. This Agreement term shall be extended for additional 12 months term beyond the term set forth in Section 2.01 unless either party gives written notice to the other at least 30 days prior to the end of the original term.

3. SERVICE

3.1 Quantity of Bottles. During the term of this Agreement Buyer shall purchase a minimum of 100% of Bottles (the “Minimum Quantity”) from Seller as set forth in Schedule “B” hereto.

3.2 Ordering. Buyer may submit actual orders for Bottles by purchase order, provided that no term or condition set forth on any such purchase order other than quantity and requested delivery date shall be applicable to any Bottles so ordered.

4. PAYMENT

4.1 Payment Term. The advance payment is 30%; remaining 70% is due upon receipt by Buyer of Shipped Onboard Bill of Lading (B/L) by fax or e-mail.

5. DELIVERY

5.1 Packaging. All Bottles will be bulk packed.

5.2 Delivery. All deliveries will be FOB Ningbo/Shanghai.  Buyer shall pay all shipping costs from that point.

6.    WARRANTIES

6.1 Warranty. Seller warrants that, at the time the Bottles are delivered to Buyer, the Bottles:

(a) will conform all the applicable Specifications;

(b) have been produced free from defects in manufacture;

6.2 Notification. Buyer must notify Seller of any breach of warranty claims without undue delay. Seller shall not be liable for any such claims unless Seller receives notice of the claim within 7 days after the date of delivery of the allegedly defective products at destination. Failure to make a claim within such period shall constitute a complete and irrevocable waiver of such claim.

6.3 Exclusive Remedy. As Buyer’s exclusive remedy for a breach of warranty, Seller shall, at Buyer’s option, replace any defective Bottles at no additional costs to Buyer or credit Buyer for Buyer’s total out of pocket costs associated with purchase and delivery of the defective Bottles.

7.    LIMITATIONS

7.1 Force Majeure. If either of the party is unable to perform its obligations under this Agreement as a consequence of a delay or failure from any cause of event or beyond the control of such party, including but not limited to war, riots acts of God or public enemy, fire, explosions, flood, earthquake, strikes, lockouts, embargo, actions or other governmental authority, such party shall be excused from the performance of such obligations for the period of and to the extent of any such cause or event.

8. ADDITIONAL PROVISIONS

8.1 Notices. Any notice or written communication regarding this Agreement to Seller shall be sent by certified mail:

Hangzhou Yangcheng Company, Ltd

31 Yangcheng St

Xiaoshan District , Hangzhou China

Any such notices to Buyer shall be sent to the following address:

Soton Holdings Group, Inc.

375 N. Stephanie St., Suite 1411

Henderson, NV 89014-8909

Notwithstanding the foregoing, the parties hereto agree that each party shall be entitled to send purchase orders, invoices and documents related to the shipment of Bottles via e-mail or fax.

8.2 Entire Understanding. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, superseding all prior written or oral understandings or agreements. This Agreement may only be amended in writing signed by both parties.

8.3 Governing Law. The provisions of this agreement shall be governed by the laws of People’s Republic of China, and the parties agree that any disputes resulting from or related to this agreement are to be settled by the China International Economic and Trade Arbitration Commission (CIETAC) in Beijing pursuant to the Rules of this Court.

8.4 Counterparts. This agreement may be signed in counterparts, each of which counterpart so executed shall be deemed an original and such counterparts together shall constitute a single instrument bearing the date first written above. True and correct copies of signed originals hereof which are transmitted by facsimile may, in the absence of signed original copies, be considered legally binding and enforceable documents.

IN WITNESS WHEREOFF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

SOTON HOLDINGS GROUP, INC.

By: /s/ Mariya Kokho, President

375 N. Stephanie St., Suite 1411

Henderson, NV 89014-8909

Tel: 702-9972116

Fax: 702-4468232

Date: November 25, 2010

HANGZHOU YANGCHENG COMPANY, LTD.

By: /s/ Ye You Fa, Director

31 Yangcheng St.

Xiaoshan District

Hangzhou China

Tel: 86-571-82172880

Fax: 86-571-82172887

Date: November 25, 2010

SCHEDULE “A”

SPECIFICATIONS

Size: 750 ml

Weight: 450 grams

Color: dark green

Design: Bordeaux Style

SCHEDULE “B”

PRICING

Price:  USD 0.15 per Bottle.

Quantity (“Minimum Quantity”):  12,000 Bottles

Pricing:  based FOB Ningbo/Shanghai